Exhibit 2.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated October 7, 2026 (this “Agreement”), by and among Sanzonate Holdings LLC, a Nevada limited liability company (“Buyer”) and Zone Frontier Inc., a Nevada corporation (formerly CleanCore Solutions, Inc.) (“Seller”).

BACKGROUND

Seller is engaged in the development and production of cleaning products that produce pure aqueous ozone for professional, industrial, or home use (the “Business”). Buyer desires to purchase substantially all of the assets of the Business, including CleanCore Global Limited, Seller’s wholly-owned subsidiary (“Subsidiary”), and assume certain of the liabilities of the Business in return for the Purchase Price (as defined herein).

Seller is the record and beneficial owner of 100 ordinary shares, par value €1.00 (the “Shares”), of Subsidiary, which represents 100% of the issued and outstanding securities of Subsidiary.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

article 1

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Sale of Assets.

(a) Purchased Assets. At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s right, title and interest in and to all of Seller’s assets, properties and rights relating to the Business existing at the close of business on the day of the Closing, including, without limitation, the Intellectual Property (as defined below), the Shares, cash and cash equivalents in the amount of Five Hundred Thousand Dollars ($500,000), and the assets, properties and rights of Seller reflected in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.1(a), together with all assets, properties and rights acquired by Seller of a similar nature since the date of such Schedule, less such assets, properties and rights as may have been disposed of since said date in the ordinary course of business (the “Purchased Assets”). In addition, all cash and cash equivalents held by the Subsidiary as of the Closing (approximately €301,000) shall remain with the Subsidiary, shall not be distributed, dividended or otherwise transferred to Seller or any of its affiliates prior to the Closing, and shall be retained by Buyer through its ownership of the Shares following the Closing.

(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Seller shall not be deemed to sell, the cash and cash equivalents of Seller in excess of $500,000 (it being understood that cash and cash equivalents held by the Subsidiary are not Excluded Assets and shall remain with the Subsidiary at Closing) and those other assets which are listed in the Schedule of Excluded Assets attached hereto and labeled Schedule 1.1(b) (collectively, the “Excluded Assets”).

1.2 Assumption of Liabilities.

(a) Assumed Liabilities. As of the Closing Date (as defined below), Buyer shall undertake, assume, and agree to perform, and otherwise pay, satisfy and discharge as of the Closing the liability upon only those contracts or agreements, if any, designated by Buyer and listed in Schedule 1.2(a) (the “Assumed Liabilities”).

(b) Excluded Liabilities. Buyer shall not assume, nor does Buyer agree to pay, any debts, liabilities or obligations not specifically listed in Schedule 1.2(a) hereof, including (i) any liability of Seller for income, transfer, sales, use, and all other taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because Seller is transferring the Purchased Assets), whether imposed on Seller as a matter of law, under this Agreement or otherwise, (ii) any liability of Seller for taxes, including taxes of any person other than Seller, (iii) any liability of Seller with respect to any indebtedness for borrowed money incurred on or prior to the Closing Date, (iv) any liability for costs and expenses of Seller in connection with this Agreement or any transactions contemplated hereby, and (v) any environmental liability (the “Excluded Liabilities”). All Excluded Liabilities shall be the responsibility of Seller, and Seller agrees to indemnify and hold Buyer harmless against any Excluded Liabilities, debts, obligations, claims or damages therefrom, costs and expenses.

1.3 Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place on or before October 7, 2026 (the “Closing Date”), through the exchange and delivery of executed documents by electronic mail or otherwise, unless another date or a place is agreed to in writing by the parties hereto.

1.4 Purchase Price.

(a) Purchase Price. For purposes hereof, the Purchase Price shall be equal to Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) (the “Purchase Price”), subject to the terms of this Section 1.4.

(b) Purchase Price and Payment. The entire Purchase Price shall be payable at the Closing by Buyer through the delivery to Seller of a secured, non-convertible promissory note in the principal amount of the Purchase Price (the “Note”). The Note shall bear interest at the rate of six percent (6%) per annum and shall be repaid as follows: (i) Three Hundred Thousand Dollars ($300,000) due six (6) months after the Closing Date; (ii) Eight Hundred Fifty Thousand Dollars ($850,000) due twelve (12) months after the Closing Date; and (iii) the remaining balance of the Note, being Two Million Two Hundred Thousand Dollars ($2,200,000) of principal, together with all accrued and unpaid interest, due eighteen (18) months after the Closing Date. The Note shall be in substantially the form attached hereto as Exhibit A. Buyer’s obligations under the Note shall be secured by a first priority security interest in the Intellectual Property transferred to, or acquired by, Buyer under this Agreement, pursuant to a security agreement between Buyer and Seller in substantially the form attached hereto as Exhibit B (the “IP Security Agreement”). The security interest granted under the IP Security Agreement shall be automatically released upon the earlier to occur of (i) full repayment of the Note and (ii) the date on which Buyer has raised an aggregate of Three Million Dollars ($3,000,000) in equity or debt financing following the Closing, provided that, in the case of clause (ii), such release shall not occur unless and until Buyer has (A) made the first scheduled payment of Three Hundred Thousand Dollars ($300,000) of principal due under the Note, and (B) paid the first Earnout Payment (as defined below) of Five Hundred Thousand Dollars ($500,000) due under Section 1.4(d) upon achievement of a pre-money valuation of at least Ten Million Dollars ($10,000,000), to the extent such Earnout Payment has become due and payable; provided further, that no release under clause (ii) shall occur at any time that any Event of Default (or any event that with notice or lapse of time would constitute an Event of Default) under the Note has occurred and is continuing, or any Earnout Payment that has become due and payable remains unpaid, in each case determined both at the time such financing threshold is reached and on the date of release. If Buyer raises capital prior to the six-month anniversary of the Closing Date, Buyer shall apply a portion of such capital proceeds to satisfy the first scheduled payment of Three Hundred Thousand Dollars ($300,000) of principal due under the Note and the first Earnout Payment due under Section 1.4(d), to the extent then due and payable, and such payments shall be a condition precedent to any release of the security interest. At the Closing, Seller will deliver to Buyer a certificate or certificates representing the Shares, if certificated, duly endorsed or accompanied by stock powers duly endorsed in blank.

(c) Purchase Price Allocation. As soon as practicable after the Closing Date, and in any event within sixty (60) days thereafter, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price (and any other amounts treated as consideration for applicable tax purposes) among the Purchased Assets and the Shares in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Allocation”). Seller shall have the right to review and approve the Allocation, such approval not to be unreasonably withheld, conditioned or delayed, and Seller shall notify Buyer of any objections within fifteen (15) days after receipt thereof. If Seller and Buyer are unable to agree on the Allocation within thirty (30) days after Buyer’s delivery thereof, the disputed items shall be resolved by an independent public accounting firm of nationally recognized standing jointly selected by the parties (the “Accounting Firm”), whose determination shall be final and binding and whose fees shall be borne fifty percent (50%) by each party. Buyer and Seller shall each report the transactions contemplated by this Agreement, including for purposes of IRS Form 8594, in a manner consistent with the Allocation as finally determined, and neither party shall take any position inconsistent with the Allocation in any tax return, refund claim, litigation or otherwise, except as required by a final determination of an applicable taxing authority.

(d) Earnout Payments. In addition to the Purchase Price, Seller shall be entitled to receive additional cash payments of up to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) in the aggregate (each, an “Earnout Payment”), contingent upon Buyer achieving certain valuation milestones as follows in any bona fide equity financing occurring during the period beginning on the date hereof and ending on the later of eighteen (18) months from the date hereof, or termination of the Note (the “Financing Period”): (i) Five Hundred Thousand Dollars ($500,000) if Buyer achieves a pre-money valuation of at least Ten Million Dollars ($10,000,000); (ii) an additional Seven Hundred Fifty Thousand Dollars ($750,000) if Buyer achieves a pre-money valuation of at least Seventeen Million Five Hundred Thousand Dollars ($17,500,000); and (iii) an additional One Million Dollars ($1,000,000) if Buyer achieves a pre-money valuation of at least Twenty-Five Million Dollars ($25,000,000). Each Earnout Payment milestone is additive and independent (i.e., each threshold builds on the prior milestone). Each Earnout Payment shall be due and payable within thirty (30) days after the closing of the applicable financing. If Buyer fails to pay the entire Earnout Payment due within thirty (30) days of the applicable financing, interest shall accrue at 6% per annum on the unpaid amount of the applicable Earnout Payment. Buyer shall notify Seller within ten (10) days upon the closing of any equity financing occurring during the term of the Note and shall provide Seller with reasonable documentation of the valuation achieved in such financing.

(e) Equity Consideration. At the Closing, Buyer shall issue to Seller (or its designee) a number of common units constituting a five percent (5%) membership interest in Buyer as of the Closing Date (the “Closing Equity”). In addition, if Buyer achieves a pre-money valuation of at least Twenty-Five Million Dollars ($25,000,000) in any bona fide equity financing occurring during the Financing Period, Buyer shall issue to Seller (or its designee) an additional number of common units constituting an additional two percent (2%) membership interest in Buyer as of the Closing Date (such additional common units, if any, the “Additional Equity”). The Additional Equity shall be issued within thirty (30) days after the closing of such qualifying financing. If Buyer fails to issue the Additional Equity within such thirty (30) day period, Buyer shall issue to Seller additional common units equal to six percent (6%) of the Additional Equity as a penalty for such late issuance, which shall be issued in addition to the Additional Equity otherwise owed.

1.5 Further Cooperation. From time to time after the Closing, Seller at Buyer’s request and without further consideration, agrees to execute and deliver or to cause to be executed and delivered such other instruments of transfer as Buyer may reasonably request to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

1.6 Certain Definitions. As used in this Agreement, “Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate with all other events, occurrences, facts, conditions, changes, developments or effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Seller and the Subsidiary, taken as a whole, or on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) changes in general economic, business, financial, capital market or geopolitical conditions; (b) changes generally affecting the industries or markets in which the Business operates; (c) changes in applicable law or United States generally accepted accounting principles (“GAAP”) or the interpretation thereof; (d) acts of war, terrorism, natural disasters or public health emergencies (including any pandemic); (e) any failure by Seller to meet internal or published projections, estimates or forecasts (it being understood that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred); or (f) the announcement, pendency or performance of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships with customers, suppliers, employees or regulators, provided that this clause (f) shall not apply to the extent any representation or warranty is intended to address the consequences of the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby; except, in the case of clauses (a) through (d), to the extent Seller and the Subsidiary, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the Business operates. “Knowledge” of Seller means the actual knowledge, after reasonable inquiry, of Tyler Hassen, Chief Executive Officer of Seller.

article 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller. Seller represents and warrants to, and agrees with, Buyer as follows:

(a) Organization and Qualification; Corporate Power. Each of Seller and Subsidiary is a corporation duly-organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of Seller and Subsidiary has all requisite corporate or other organizational power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. Each of Seller and Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller Ownership. Seller is the record and beneficial owner of all of the issued and outstanding equity interests of the Subsidiary, free and clear of all liens. All of the issued and outstanding equity interests of the Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, or similar rights. Except for this Agreement and the Option Agreement, there are no outstanding options, warrants, convertible securities, or other securities, or subscription, preemptive or other rights convertible into or exchangeable for, or other rights, agreements, or commitments obligating Seller or Subsidiary to issue, sell, or transfer any equity interests of Subsidiary or any securities convertible into or exchangeable for such equity interests. Other than the Subsidiary, no entity in which Seller holds a direct or indirect interest owns, holds or has any right to use any assets, properties or rights used in the Business. Except for this Agreement and the Option Agreement, Seller is not a party to any contract obligating Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, Subsidiary.

(c) Binding Obligation. Each of Seller and Subsidiary has all requisite corporate or other organizational power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Seller has duly-authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly-executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms. The execution, delivery and performance by Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Incorporation, Bylaws or other constituent instruments of Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Seller or to any of its respective properties or assets. Except as set forth on Schedule 2.1(c), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Seller in connection with its execution, delivery or performance of this Agreement.

(d) Organizational Documents. Seller has made available to Buyer true, correct, and complete copies of the certificate of incorporation, bylaws, operating agreement, or other organizational documents of the Subsidiary, each as amended to date and currently in effect. The Subsidiary is not in violation of any provision of its organizational documents.

(e) Purchased Assets. Except for assets disposed of in the ordinary course of business and Excluded Assets, the Purchased Assets consist of all assets which have been used by Seller in the Business since October 17, 2022. The Purchased Assets are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put.

(f) Title to Personal Property. Except as set forth in Schedule 2.1(f), each of Seller and Subsidiary has good and marketable title to all of the personal property included in the Purchased Assets, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever.

(g) Real Property. The Purchased Assets do not include any real property owned by Seller or the Subsidiary. Schedule 2.1(g) includes a complete list of the only real property leased by each of Seller and Subsidiary (the “Leased Real Property”). Seller has a valid leasehold interest in the Leased Real Property as is indicated in the leases for the Leased Real Property. At Closing, such leasehold interest in the Leased Real Property will be assigned to Buyer pursuant to an instrument of assignment as contemplated by Section 5.2(d) hereof (the “Lease Assignment”).

(h) Contracts. Except as described in Schedule 2.1(h), Seller is not a party to or bound by any lease, agreement, contract or other commitment which involves the payment or receipt of more than $10,000 per year or that is not cancelable by Seller on less than 60 days’ notice (collectively, the “Contracts”). Each Contract is a valid and binding obligation of Seller and is in full force and effect. Seller has performed all material obligations required to be performed by it to date under the Contracts. All Contracts are in the name of Seller, and all Contracts included in the Assumed Liabilities will be effectively transferred to Buyer at the time of the Closing.

(i) Material Contracts of the Subsidiary. Schedule 2.1(i) sets forth a true, correct, and complete list of all material contracts to which the Subsidiary is a party or by which any of its assets or properties are bound (the “Material Contracts”). Seller has made available to Buyer true, correct, and complete copies of each such Material Contract. Each Material Contract is valid and binding on the Subsidiary and, to the Knowledge of Seller, each other party thereto, and is in full force and effect. Neither the Subsidiary nor, to the Knowledge of Seller, any other party thereto, is in material breach or default under any Material Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or default by the Subsidiary or, to the Knowledge of Seller, any other party thereto.

(j) Litigation. There are no lawsuits, claims, proceedings or investigations pending by or against or affecting Seller, Subsidiary or any of their respective properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or Buyer’s right to utilize the Purchased Assets.

(k) Absence of Changes or Events. Except as set forth in Schedule 2.1(k), since June 30, 2026, the Business of Seller has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of Seller or the value or condition of the Purchased Assets.

(l) Compliance with Laws. Neither Seller nor Subsidiary is in violation with respect to its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Business or its prospects.

(m) No Broker’s or Finder’s Fees. Except as set forth on Schedule 2.1(m), no agent, broker, investment banker, person or firm acting on behalf of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

(n) Permits. Subsidiary holds all permits necessary for the lawful conduct of its business as presently conducted, except where the failure to hold such permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such permits are valid and in full force and effect, and no suspension, revocation, cancellation, or withdrawal of any such permit is pending or, to the Knowledge of Seller, threatened.

(o) Employee Benefit Plans. Schedule 2.1(o) sets forth a true, correct, and complete list of all employees of Subsidiary, together with their titles, dates of hire, annual compensation, and work location. Subsidiary is in compliance in all material respects with all applicable laws relating to employment, employment practices, wages, hours, and terms and conditions of employment. Subsidiary has no material liability with respect to any Employee Benefit Plan maintained, sponsored, or contributed to by the Subsidiary or with respect to which the Subsidiary has any obligation. For purposes of this Agreement, “Employee Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, whether or not subject thereto, (ii) employment, severance, retention, change in control, transaction bonus, or similar agreement, plan, policy, or arrangement, (iii) equity or equity-based compensation plan or arrangement (including any stock option, stock purchase, stock appreciation, restricted stock, restricted stock unit, phantom stock, or similar plan or arrangement), (iv) deferred compensation plan or arrangement, or (v) any other plan, policy, program, or arrangement providing compensation or benefits to any current or former employee, officer, director, or independent contractor, in each case, that is maintained, sponsored, or contributed to by Subsidiary or with respect to which Subsidiary has any current or contingent liability.

(p) Environmental Matters. There have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against Seller by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of Seller’s facilities (whether owned or leased) which will be occupied or operated by Buyer as a result of the transactions contemplated hereby (the “Property”). Seller has duly-complied with, and, to the Knowledge of Seller, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder. Seller has provided Buyer with true, accurate and complete copies of any written information in the possession of Seller which pertains to the environmental history of the Property.

(q) Financial Statements. Seller has delivered to Buyer the audited consolidated balance sheet of Seller at June 30, 2026, and the related audited statement of income for the twelve (12)-month period ended June 30, 2026, which were prepared in accordance with the books and records of Seller, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial position and the results of operations of Seller on a consolidated basis as of the dates and for the periods indicated. On or before the Closing, Seller shall deliver to Buyer quarterly consolidated financial statements in a form reasonably satisfactory to Buyer for all quarterly periods after June 30, 2026 for which financial information is available, which financial statements shall be prepared on a consistent basis with the annual financial statements described above. Seller does not have any liabilities except for (i) liabilities set forth on the face of the most recent balance sheet delivered to Buyer (rather than in any notes thereto) prior to the Closing and (ii) liabilities which have arisen after the date of such balance sheet in the ordinary course of business consistent with past practices (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(r) Taxes. There are no taxes on or measured by income or gross receipts or franchise, real and personal property, employment, excise, sales and use or other taxes of any kind properly attributable to periods up to and including the Closing for which Buyer could be held liable which have not been or will not be paid by Seller. All tax returns required to be filed by or with respect to Subsidiary have been timely filed (taking into account any valid extensions), and all such tax returns are true, correct, and complete in all material respects. All taxes due and owing by Subsidiary (whether or not shown on any tax return) have been timely paid. There are no liens for taxes upon any assets of the Subsidiary. No claim has been made by any governmental authority in a jurisdiction where Subsidiary does not file tax returns that the Subsidiary is or may be subject to taxation by that jurisdiction.

(s) Intellectual Property. Schedule 2.1(s) sets forth a true, correct, and complete list of all intellectual property used in the Business owned by Seller or Subsidiary (“Intellectual Property”). Seller and/or Subsidiary own or have the right to use all Intellectual Property necessary for the conduct of the Business as presently conducted. To the Knowledge of Seller, the Intellectual Property does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party. To the Knowledge of Seller, no third party is infringing, misappropriating, or otherwise violating any Intellectual Property.

(t) SEC Filings and Compliance. Seller has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements, and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2024 (collectively, as supplemented and amended since the time of filing, the “SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. None of the SEC Documents, at the time of filing (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(u) Financial Statements. The consolidated financial statements (including all related notes and schedules) of Seller included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects the consolidated financial position of Seller and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments that are not material in amount or effect).

(v) Internal Controls. Seller has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Seller has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Seller in the reports it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Except as set forth in Seller’s quarterly filings, since January 1, 2025, neither Seller nor, to the Knowledge of Seller, Seller’s independent registered public accounting firm has identified (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Seller, (ii) any fraud, whether or not material, that involves the management or other employees of Seller who have a significant role in the internal control over financial reporting utilized by Seller, or (iii) any claim or allegation regarding any of the foregoing, which has not been publicly disclosed.

(w) Sarbanes-Oxley Act Compliance. Seller is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither Seller nor any director or officer of Seller has received any notification from any governmental authority questioning or challenging the accuracy, completeness, form, or manner of filing of the certifications made by Seller’s chief executive officer and chief financial officer pursuant to Section 302 or Section 906 of the Sarbanes-Oxley Act.

(x) Stock Exchange Compliance. Seller is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “Stock Exchange”). Seller has not received any notice from the Stock Exchange regarding the delisting of, or any noncompliance with listing or corporate governance requirements applicable to, the common stock of Seller.

(y) Absence of Certain Changes. Except as set forth on Schedule 2.1(y), since the date of the most recent balance sheet included in the SEC Documents filed prior to the date hereof, except as disclosed in subsequent SEC Documents filed prior to the date hereof, (i) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been any event, change, effect, development, condition, circumstance, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(z) No Undisclosed Liabilities. Except as disclosed, reflected, or reserved against in the consolidated balance sheet of Seller as of March 31, 2026 (the “Balance Sheet Date”) included in the SEC Documents, neither Seller nor any of its subsidiaries has any liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities (i) incurred in the ordinary course of business since the Balance Sheet Date, (ii) incurred in connection with the transactions contemplated hereby, or (iii) that would not, individually or in the aggregate, reasonably be expected to be material to Seller and its subsidiaries, taken as a whole.

(aa) SEC Investigations. There are no pending or, to the Knowledge of Seller, threatened investigations, inquiries, or proceedings by the SEC involving Seller, its subsidiaries, or any of its officers or directors in their capacity as such. Seller has not received any comment letter from the SEC that remains unresolved as of the date hereof.

(bb) Independent Auditors. Seller’s independent registered public accounting firm that has audited and reported on the financial statements included in Seller’s most recent Annual Report on Form 10-K is and, during the periods covered by such financial statements, was an independent registered public accounting firm with respect to Seller within the meaning of the Securities Act and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board.

(cc) Proxy Statements; Information Supplied. None of the information supplied or to be supplied by Seller for inclusion in any proxy statement, information statement, or other filing with the SEC in connection with the transactions contemplated hereby will, at the time such document is filed with the SEC, at the time it is first mailed to stockholders, or at the time of any meeting of stockholders to which such document relates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(dd) Anti-Corruption Compliance. Neither Seller nor any of its subsidiaries, nor, to the Knowledge of Seller, any of their respective directors, officers, employees, or agents, has (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (ii) made or taken any act in furtherance of an offer, promise, or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, or (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable anti-corruption or anti-bribery law.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to, and agrees with, Seller as follows:

(a) Organization. Buyer is a limited liability company duly-formed and in good standing under the laws of the State of Nevada.

(b) Binding Obligation. Buyer has all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement. All limited liability company acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly-executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, any provision of the Articles of Organization or Limited Liability Company Operating Agreement of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

(c) No Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Buyer, threatened against Buyer that questions the validity of this Agreement or seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby.

(d) Investment Representation. Buyer is acquiring the Shares for its own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable securities laws. Buyer acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws, and may not be offered, sold, pledged or otherwise transferred except pursuant to an effective registration statement or an available exemption from registration.

(e) No Broker’s or Finder’s Fees. No agent, broker, investment banker, person or firm acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

(f) Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the Subsidiary and the Purchased Assets, and acknowledges that it has been afforded access to the personnel, properties, premises and books and records of Seller and the Subsidiary for such purpose. Buyer acknowledges that, except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller, the Subsidiary nor any of their respective representatives makes or has made any other express or implied representation or warranty with respect to the Business, the Subsidiary, the Purchased Assets or the transactions contemplated hereby, and Buyer is not relying on any such other representation or warranty.

article 3

INTERIM COVENANTS

During the period from the date of this Agreement and continuing until the Closing, Seller agrees (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:

3.1 Ordinary Course. Seller shall carry on the Seller’s Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby.

3.2 Access to Information. Seller shall afford to Buyer and to Buyer’s accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all its books and records, and, during such period, Seller shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request. Buyer will hold such information in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason Buyer shall promptly return, or cause to be returned, to Seller all nonpublic documents obtained from Seller which it would not otherwise have been entitled to obtain; and shall not, in any manner, utilize any such information for Buyer’s benefit or in any manner harmful to Seller. For a period of two (2) years following the Closing Date, Buyer shall grant Seller and its accountants and other representatives full access to Buyer’s historical books and records for audit, tax, and financial reporting compliance purposes. For a period of two (2) years following the Closing Date, upon two (2) days’ notice and during business hours, Buyer shall grant Seller and its accountants and other representatives reasonable access to and the right to make copies (at Seller’s expense) of the books and records of the Business and Subsidiary relating to periods ending on or prior to the Closing Date and transferred to Buyer hereunder (the “Pre-Closing Records”), solely to the extent reasonably required by Seller for the preparation of its tax returns, financial statements or filings with the SEC, or for any audit, tax contest or governmental inquiry relating to such periods. Any such access shall be conducted in a manner that does not unreasonably interfere with the operations of Buyer or the Business. Nothing in this Section 3.2 shall require Buyer to provide access to or disclose (a) any information relating to periods after the Closing Date unless and to the extent any such information is required by Seller to comply with its financial reporting obligations, (b) any information subject to attorney-client privilege or work-product protection, or (c) any information the disclosure of which would violate applicable law or any contractual confidentiality obligation of Buyer. Seller shall, and shall cause its representatives to, hold all information obtained pursuant to this Section 3.2 in strict confidence and use such information solely for the purposes set forth in this Section 3.2, except to the extent disclosure is required by applicable law or the rules of the Stock Exchange

3.3 Exclusivity. From the time of the execution of this Agreement until the ninetieth (90th) day following the date hereof (or, if earlier, the Closing or valid termination of this Agreement), Seller shall not and shall cause its employees, affiliates, directors, or representatives not to, directly or indirectly, provide information regarding Seller to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than Buyer with respect to any Competitive Transaction (as defined below); provided, however, that nothing in this Section 3.3 shall prohibit Seller’s board of directors from taking, or refraining from taking, any action with respect to an unsolicited bona fide proposal for a Competitive Transaction to the extent the board of directors determines in good faith, after consultation with outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law. To the extent such discussions or negotiations with other parties are on-going as of the date hereof, they will be terminated. In addition, Seller agrees to immediately communicate to Buyer the terms of any proposal relating to a Competitive Transaction received by Seller, or the employees, directors, or representatives of any of such parties. For purposes of this Agreement, a “Competitive Transaction” is a transaction involving, directly or indirectly, (a) the acquisition of Seller or of all or any material portion of the assets of, or of any of the stock in, the Seller, regardless of the structure of any such acquisition, or the authorization of any advisors of Seller to take any action for the purposes of advancing any such acquisition with any party other than Buyer, or (b) the taking of any other action that is inconsistent with the implementation of this Agreement.

3.4 Update of Disclosure Schedules. Each party shall have the right, from time to time prior to the Closing, to supplement or amend its Schedules to this Agreement with respect to any matter arising after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules. No such supplement or amendment by a party shall be deemed to cure any breach of a representation or warranty made by such party as of the date hereof for purposes of determining whether the condition set forth in Section 5.2(a) (in the case of Seller) or Section 5.3(a) (in the case of Buyer) has been satisfied, but any matter disclosed pursuant to such a supplement or amendment relating solely to events or circumstances first arising after the date hereof shall be deemed to qualify the applicable representation and warranty as of the Closing Date for purposes of Section 6.2 (in the case of a supplement or amendment by Seller) or Section 6.3 (in the case of a supplement or amendment by Buyer), provided such matter does not result from a breach by such party of any covenant contained in this Agreement.

article 4

ADDITIONAL AGREEMENTS

4.1 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by Buyer or Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs.

4.2 Press Release. None of the parties hereto shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law or unless such disclosure is made by Buyer following the Closing.

4.3 Covenant Not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), Seller will not engage directly or indirectly in any business that is competitive with the Business within 50 miles of any geographic area in which the Business is conducted or in which Buyer plans to conduct the Business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, Seller shall not induce or attempt to induce any customer, or supplier of Buyer or any affiliate of Buyer to terminate its relationship with Buyer or any affiliate of Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm Buyer or any affiliate of Buyer. During the Noncompetition Period, Seller shall not, on behalf of any entity other than Buyer or an affiliate of Buyer, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, an employee or officer of Buyer or an affiliate of Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.3 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

article 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation. The respective obligation of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Closing Documents. All documents and instruments to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

5.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(c) Financial Statements; Tax Returns. Buyer shall have received the consolidated financial statements of Seller for the last two completed fiscal years and for any interim period leading up to the Closing that have been prepared in accordance with GAAP; and Buyer shall have received the tax returns of Seller for the last two completed fiscal years.

(d) Assumption of Leases. Seller shall have assigned to Buyer and Buyer shall have assumed the existing lease relating to Seller’s business on the same terms as are currently in effect, pursuant to the Lease Assignment.

(e) No Material Adverse Change. Since June 30, 2026, there shall have been no material adverse change in the financial condition, results of operations, business or assets of Seller.

(f) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained, including any consents required relating to the Lease Assignment.

(g) Release of Security Interests. Provision satisfactory to Buyer shall have been made for the release of any security interests which encumber any of the Purchased Assets and the cost of such releases shall be borne by Seller.

(h) Seller Closing Deliveries. Seller shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the following documents:

(i) Such certificates, executed by officers of Seller, as Buyer may reasonably request, including but not limited to a certificate or certificates representing the Shares, if certificated, duly endorsed or accompanied by stock powers duly endorsed in blank.

(ii) The IP Security Agreement, duly executed by Seller.

(iii) A bill of sale and such other documents as may be required to convey all of Seller’s right, title and interest in all personal property included in the Purchased Assets, including, but not limited to, an Intellectual Property Assignment between Buyer and Seller, in substantially the form attached hereto as Exhibit C (the “Assignment Documents”).

(iv) The Lease Assignment, duly executed by Seller.

(v) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

5.3 Conditions of Obligations of Seller. The obligations of Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(d) Other Documents. Seller shall have received such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

(e) Adams Option. Seller shall have received evidence in form and substance reasonably satisfactory to Seller that Clayton Adams has either (i) exercised his option to purchase the Business (the “Option”) pursuant to that certain option agreement dated September 5, 2025 between Seller and Mr. Adams (the “Option Agreement”) and entry hereinto, or (ii) terminated, waived, or otherwise relinquished the Option.

5.4 Buyer Closing Deliveries. Buyer shall deliver, or cause to be delivered, to Seller at the Closing the following documents:

(i) The Note.

(ii) The IP Security Agreement, duly executed by Buyer, together with all UCC financing statements and other documents necessary to perfect Seller’s security interest in the Intellectual Property.

(iii) The Closing Equity, which upon issuance pursuant to this Agreement will be duly authorized, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.

(iv) Evidence reasonably satisfactory to Seller that Mr. Adams has either exercised the Option or terminated, waived, or otherwise relinquished the Option, in each case as contemplated by Section 5.3(e).

(v) The Assignment Documents, duly executed by Buyer.

(vi) The Lease Assignment, duly executed by Buyer.

article 6

INDEMNIFICATION

6.1 Survival of Representations and Warranties. All of the representations and warranties of Seller contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twenty-four (24) months thereafter, provided that the representations and warranties contained in Sections 2.1(a) (Organization and Qualification; Corporate Power), 2.1(b) (Seller Ownership), 2.1(c) (Binding Obligation), 2.1(f) (Title to Personal Property), 2.1(m) (No Broker’s or Finder’s Fees), 2.1(o) (Employee Benefit Plans), 2.1(p) (Environmental Matters) and 2.1(r) (Taxes) (such representations being referred to herein as the “Fundamental Representations”) shall continue in full force and effect for a period equal to the applicable statute of limitations. The representations and warranties of Buyer shall survive the Closing and continue in full force and effect for a period equal to the applicable statute of limitations. Notwithstanding the foregoing, claims based on fraud or intentional misrepresentation shall survive indefinitely and shall not be subject to the time limitations set forth in this Section 6.1 or the limitations set forth in Section 6.4. This Section 6.1 shall survive so long as any representations, warranties or indemnification obligations of any party survive hereunder.

6.2 Indemnification Provisions for Benefit of Buyer.

(a) Subject to Section 6.1, in the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that Buyer makes a written claim for indemnification against the Seller pursuant to Section 8.6 below within such survival period, which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then Seller agrees to indemnify Buyer and any affiliate of Buyer from and against the entirety of any Adverse Consequences (as defined below) Buyer or such affiliate of Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer or such affiliate may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys’ fees and expenses.

(b) In addition to the indemnification provided in Section 6.2(a), Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer and any affiliate of Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by: (i) any Excluded Liability; and (ii) any liability of Seller which is not an Assumed Liability and which is imposed upon Buyer under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of Seller, or the operation or conduct of the Business prior to the Closing.

6.3 Indemnification Provisions for Benefit of Seller.

(a) In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 8.6 below within such survival period which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) In addition to the indemnification provided in Section 6.3(a), Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by: (i) any Assumed Liability; or (ii) any liability (other than any Excluded Liability) asserted by a third party against Seller which arises out of the ownership of the Purchased Assets after the Closing or the operation by Buyer of the business conducted with the Purchased Assets after the Closing Date.

6.4 Limitation on Indemnification. Notwithstanding anything to the contrary in Section 6.2(a) or Section 6.3(a), in no event shall Buyer have or assert any claim against Seller, or Seller have or assert any claim against Buyer based upon or arising out of the breach of any representation or warranty, unless, until and to the extent that the aggregate of all such claims under Section 6.2(a), in the case of claims by Buyer, or under Section 6.3(a), in the case of claims by Seller, exceeds a Fifty Thousand Dollar ($50,000) aggregate threshold (at which point the indemnifying party will be obligated to indemnify the indemnified party from and against all such Adverse Consequences relating back to the first dollar). Notwithstanding the foregoing, the threshold limitation expressed in the immediately preceding sentence shall not apply to claims by Buyer for breach by Seller of any of the Fundamental Representations or to claims based on fraud or intentional misrepresentation. Furthermore, except with respect to claims arising from breach of the Fundamental Representations, from fraud or intentional misrepresentation, or from Covered Third Party Claims (as defined below), (a) Buyer’s aggregate remedy with respect to any and all Adverse Consequences for breaches of representations and warranties hereunder by Seller shall not exceed an amount equal to twenty-five percent (25%) of the total Purchase Price payable hereunder, and (b) Seller’s aggregate remedy with respect to any and all Adverse Consequences for breaches of representations and warranties hereunder by Buyer shall not exceed an amount equal to twenty-five percent (25%) of the total Purchase Price payable hereunder. In no event shall (i) Buyer’s aggregate remedy for breaches of the Fundamental Representations exceed the total Purchase Price payable hereunder, or (ii) Seller’s aggregate remedy for breaches of the Fundamental Representations exceed the total Purchase Price payable hereunder. Notwithstanding the foregoing or anything to the contrary herein, no limitation set forth in this Section 6.4 (including any threshold, cap or other limitation on liability) shall apply to claims based on fraud or intentional misrepresentation, and the liability of any party for fraud or intentional misrepresentation shall not be subject to any cap or limitation whatsoever. The threshold and the twenty-five percent (25%) cap set forth in this Section 6.4 shall not apply to Covered Third Party Claims; provided that in no event shall either party’s aggregate liability for Covered Third Party Claims (other than those based on fraud or intentional misrepresentation) exceed the total Purchase Price payable hereunder. For purposes of this Agreement, “Covered Third Party Claim” means any Third Party Claim (as defined in Section 6.5) to the extent arising out of or relating to (x) any Excluded Liability or any liability described in Section 6.2(b)(ii), in the case of claims by Buyer, (y) any Assumed Liability or any liability described in Section 6.3(b)(ii), in the case of claims by Seller, or (z) a breach of any Fundamental Representation. The indemnification remedies set forth in this Article 6 shall be the sole and exclusive remedy of the parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement, except in the case of fraud or intentional misrepresentation as otherwise provided in Section 8.8 (Specific Performance), or with respect to claims arising under any ancillary agreement or document entered into in connection with the transactions contemplated hereby.

6.5 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice), and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

article 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of Buyer and Seller;

(b) by any of Buyer or Seller if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least fourteen (14) days’ written notice is given;

(c) by Buyer if any of the conditions set forth in Sections 5.1 or 5.2 shall not have been satisfied before October 31, 2026 (the “Outside Date”), or such later date as Buyer and Seller shall mutually agree in writing;

(d) by Seller if any of the conditions set forth in Sections 5.1 or 5.3 shall not have been satisfied before the Outside Date, or such later date as Buyer and Seller shall mutually agree in writing.

7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

article 8

GENERAL PROVISIONS

8.1 Sales Taxes. All sales and use taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer.

8.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.3 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Nevada.

8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its affiliates, (b) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (c) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Buyer.

8.6 Notices.

(a) All notices, requests, claims, demands and other communications among the Parties shall be in writing and given to the respective Parties at their respective addresses set forth on the signature page to this Agreement (or to such other address as the Party shall have furnished to the other Parties in writing in accordance with the provisions of this Section 8.6).

(b) All notices shall be given (i) by delivery in person, (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile or (v) by electronic mail to the address of the party specified on the signature page to this Agreement or such other address as either party may specify in writing.

(c) All notices shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first written above.

BUYER:

Sanzonate Holdings LLC

By:	/s/ Clayton Adams
Name:	Clayton Adams
Title	Chief Executive Officer

Address:
Attention:
email:

SELLER:

Zone Frontier Inc.

By:	/s/ Tyler Hassen
Name:	Tyler Hassen
Title:	Chief Executive Officer

Address:
Attention:
email: